Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Frontier and the historical combined financial information of the Connecticut Operations and has been prepared to reflect the Connecticut Acquisition based on the acquisition method of accounting. The unaudited pro forma condensed combined financial information presents the combination of the historical statement of income of Frontier and the historical statement of income of the Connecticut Operations, adjusted to give effect to the consummation of the transactions contemplated by the December 16, 2013 Stock Purchase Agreement, with Frontier considered the accounting acquirer, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the Connecticut Acquisition and factually supportable and, in the case of the statement of income information that are expected to have a continuing impact.

The unaudited pro forma condensed combined statement of income information, which has been prepared for the year ended December 31, 2014, gives effect to the Connecticut Acquisition and other events described above as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined financial information was prepared using, and should be read in conjunction with, (1) the unaudited interim condensed combined financial statements of the Connecticut Operations as of and for the nine months ended September 30, 2014 and (2) the audited consolidated financial statements of Frontier as of and for the year ended December 31, 2014.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Connecticut Acquisition and other events described above been completed at the date indicated above. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future results of operations of Frontier after completion of the Connecticut Acquisition. In the opinion of Frontier’s management, all adjustments considered necessary for a fair presentation have been included.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Connecticut Acquisition. In addition, the fair value of the assets acquired and liabilities assumed are based upon estimates. The final purchase price allocation is dependent upon valuations and other studies that have not yet been completed. Accordingly, the purchase price allocation pro forma adjustments are preliminary and are subject to further adjustments as additional information becomes available and additional analyses are performed, and each further adjustment may be material. Such adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2014

($ in millions, except per share amounts)

	Frontier	Connecticut Operations (1)	Pro Forma Adjustments		Pro Forma Combined

Revenue	$4,772	$1,094	$(3)	(2a)	$5,775
			(38)	(2b)
			(46)	(2c)
			(4)	(2d)
Cost and expenses (exclusive of depreciation
and amortization)	2,671	846	(7)	(2c)	3,456
			(4)	(2d)
			(12)	(2e)
			10	(2f)
			(15)	(2g)
			(33)	(2h)
Depreciation and amortization	1,139	119	12	(2e)	1,334
			64	(2i)
Acquisition and integration costs	142	-	(142)	(2k)	-
Total operating expenses	3,952	965	(127)		4,790

Operating income	820	129	36		985

Investment and other income, net	39	2	-		41
Interest expense	695	(3)	71	(2j)	763
Income tax expense	31	54	(13)	(2l)	72

Net income attributable to common shareholders
of Frontier	$133	$80	$(22)		$191

Basic and diluted net income per common share	$0.13				$0.19

(1)	For the period January 1, 2014 through October 24, 2014.

See notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed

Combined Financial Information

1. Description of the Connecticut Acquisition

On October 24, 2014, pursuant to the stock purchase agreement dated December 16, 2013, as amended (the “Stock Purchase Agreement”), the Company acquired the wireline properties of AT&T in Connecticut for a purchase price of $2 billion in cash, excluding adjustments for working capital. Following the Connecticut Acquisition, Frontier now owns and operates the wireline business and fiber optic network servicing residential, commercial and wholesale customers in Connecticut. The Company also acquired the U-verse® video and DISH® satellite TV customers in Connecticut.

The unaudited pro forma condensed combined financial information was prepared using the accounting standard regarding business combinations. Approximately $15 million of transaction costs were recognized by Frontier for the year ended December 31, 2014, primarily related to investment banker advisory fees, legal fees, and regulatory and auditor services of Frontier.  These costs, along with integration costs of $127 million, are eliminated as a pro forma adjustment in the unaudited pro forma condensed combined statement of income for the year ended December 31, 2014. In addition, the combined company has incurred and will incur integration costs primarily related to information systems, network and process conversions (including hardware and software costs). Integration costs have been incurred in part in advance of the consummation of the Connecticut Acquisition on October 24, 2014, and were recorded based on the nature and timing of the specific action. For purposes of the unaudited pro forma condensed combined financial information, it was assumed that no amounts would be paid, payable or forgone by AT&T pursuant to orders or settlements issued or entered into in order to obtain governmental approvals in the State of Connecticut that were required to complete the Connecticut Acquisition.

Frontier is considered the accounting acquirer for purposes of the preparation of the unaudited pro forma condensed combined financial information. This conclusion is based upon Frontier’s consideration of all relevant factors included in the accounting standard regarding business combinations, including the purchase of common stock of The Southern New England Telephone Company and SNET America, Inc. pursuant to the Stock Purchase Agreement.

2. Pro Forma Income Statement Adjustments:

(a)	This adjustment reflects results of operations related to contracts, primarily with unaffiliated third parties that were not transferred to Frontier in the Connecticut Acquisition.

(b)	This adjustment reflects the incremental change related to contracts with AT&T affiliates that were transferred to Frontier under modified terms.

(c)	This adjustment reflects results of operations related to certain operations (substantially with AT&T affiliates) that did not continue after the closing of the Connecticut Acquisition.

(d)	This adjustment reflects the reclassification of bad debt expense from cost and expenses to revenue.

(e)	This adjustment reflects the reclassification of allocated depreciation and amortization from cost and expenses to depreciation and amortization.

(f)

This adjustment reflects pension, other postretirement employee benefits of retirees and postemployment benefits retained by AT&T based on the terms of the Stock Purchase Agreement whereby the pension and OPEB obligations related to active employees only were transferred to Frontier and pension obligations were fully funded as of the October 24, 2014 closing date of the Connecticut Acquisition.

(g)	This adjustment reflects the removal of costs related to employee headcount that were not transferred to Frontier associated with the adjustment described in 2(c) above.

(h)	This adjustment reflects the removal of royalty expense charged by AT&T for the use of its name and trademark that did not continue after the Connecticut Acquisition.

(i)

This adjustment reflects additional amortization expense associated with the customer list asset acquired from AT&T assuming an accelerated method of amortization and an estimated useful life of ten years, which corresponds to an increase in depreciation and amortization expense of $64 million for the year ended December 31, 2014. No adjustment has been reflected for depreciation expense.

The actual depreciation and amortization expense will be based on the final fair value attributed to the identifiable tangible and intangible assets based upon the results of the third-party valuation of the acquired assets. The depreciation and amortization rates may also change based on the results of this third-party valuation. There can be no assurance that the actual depreciation and amortization expense will not differ significantly from the pro forma adjustment presented.

(j)

This adjustment reflects additional interest expense on the $1,550 million aggregate principal amount of senior notes related to the debt offering in September 2014 and the $350 million CoBank Connecticut Acquisition Facility ($71 million for the year ended December 31, 2014), based on an assumed weighted average interest rate of 6.68% for the year ended December 31, 2014 and the elimination of interest expense related to a bridge loan agreement.

(k)	This adjustment reflects the removal of acquisition and integration expenses related to costs incurred by Frontier in connection with the Connecticut Acquisition.

(l)	This adjustment reflects the income tax effect of the pro forma adjustments described in notes 2(a) through 2(k) above, using an estimated effective income tax rate of 38%.